Exhibit 99.2

NEWS RELEASE

LANCER APPOINTS CHRIS HUGHES CEO,
HUGHES SUCCEEDS SCHROEDER AT TOP POST

SAN ANTONIO, TEXAS, January 30, 2004— Lancer Corporation (Amex: LAN) today announced that George F. Schroeder, who will turn 65 this year, will resign his position as Chief Executive Officer effective February 28, 2004, his 37th anniversary with the Company.  He will be succeeded by Christopher D. Hughes, 57, who is currently President and Chief Operating Officer.  Mr. Schroeder will continue as a non-officer employee, and will continue to serve on Lancer’s Board of Directors.

Mr. Schroeder commented, “Now that the Audit Committee’s investigation has been completed, we are in a position to implement this transition, which is consistent with the succession planning discussions that the Board has had over the past several years.”

“I am proud of the success Lancer has achieved over the past 37 years.  As we look forward, I know that Chris Hughes has the experience and character to lead Lancer into its next growth stage.”

Chris Hughes joined Lancer in 2000 as Chief Operating Officer, and was named to the additional position of President in 2002.  Prior to joining Lancer, Mr. Hughes held a variety of senior management positions with Enodis Corporation and its predecessor, Scotsman Industries, including President of both Booth, Inc. and Halsey Taylor and Vice-President – Operations of Scotsman Ice Systems.

“I am thrilled to have the opportunity to lead Lancer Corporation,” said Mr. Hughes.  “George’s contributions have been significant to Lancer and the beverage dispensing industry, and I am honored to follow in his footsteps.  My intention is to drive shareholder value by building on the legacy of innovation and quality that has made Lancer a leader in the industry.”

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.